Exhibit 99.1

Amazon and iRobot agree to terminate pending acquisition

Amazon’s proposed acquisition of iRobot has no path to regulatory approval in the European Union, preventing Amazon and iRobot from moving forward together—a loss for consumers, competition, and innovation.

SEATTLE & BEDFORD, Mass.—Today Amazon (NASDAQ: AMZN) and iRobot (NASDAQ: IRBT) announced that they have entered into a mutual agreement to terminate their previously announced acquisition agreement, originally signed on August 4, 2022, under which Amazon would have acquired iRobot for cash consideration. This deal would have allowed Amazon to invest in continued innovation by iRobot and support iRobot in lowering prices on products customers already love. The companies released the following statements today about the decision:

“We’re disappointed that Amazon’s acquisition of iRobot could not proceed,” said David Zapolsky, Amazon SVP and General Counsel. “We’re believers in the future of consumer robotics in the home and have always been fans of iRobot’s products, which delight consumers and solve problems in ways that improve their lives. Amazon and iRobot were excited to see what our teams could build together, and we’re deeply grateful to everyone who worked tirelessly to try and make this collaboration a reality. This outcome will deny consumers faster innovation and more competitive prices, which we’re confident would have made their lives easier and more enjoyable. Mergers and acquisitions like this help companies like iRobot better compete in the global marketplace, particularly against companies, and from countries, that aren’t subject to the same regulatory requirements in fast-moving technology segments like robotics. Undue and disproportionate regulatory hurdles discourage entrepreneurs, who should be able to see acquisition as one path to success, and that hurts both consumers and competition—the very things that regulators say they’re trying to protect.”

“iRobot is an innovation pioneer with a clear vision to make consumer robots a reality,” said Colin Angle, Founder of iRobot. “The termination of the agreement with Amazon is disappointing, but iRobot now turns toward the future with a focus and commitment to continue building thoughtful robots and intelligent home innovations that make life better, and that our customers around the world love.”

The companies have signed a termination agreement that resolves all outstanding matters from the transaction, including Amazon paying iRobot the previously agreed upon termination fee.

About Amazon

Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Amazon strives to be Earth’s Most Customer-Centric Company, Earth’s Best Employer, and Earth’s Safest Place to Work. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Career Choice, Fire tablets, Fire TV, Amazon Echo, Alexa, Just Walk Out technology, Amazon Studios, and The Climate Pledge are some of the things pioneered by Amazon. For more information, follow @AmazonNews.

About iRobot

iRobot is a global consumer robot company that designs and builds thoughtful robots and intelligent home innovations that make life better. iRobot introduced the first Roomba robot vacuum in 2002. Today, iRobot is a global enterprise that has sold more than 50 million robots worldwide. iRobot’s product portfolio features technologies and advanced concepts in cleaning, mapping and navigation.

Working from this portfolio, iRobot engineers are building robots and smart home devices to help consumers make their homes easier to maintain and healthier places to live. For more information about iRobot, please visit www.irobot.com.

Contacts

Amazon:

Amazon Investor Relations

amazon-ir@amazon.com

Amazon Public Relations

amazon-pr@amazon.com

iRobot:

Karian Wong

Investor Relations

iRobot Corp.

(781) 430-3003

investorrelations@irobot.com

Charlie Vaida

Media Relations

iRobot Corp.

(781) 430-3182

cvaida@irobot.com